UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2022

BrightView Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38579	46-4190788
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

980 Jolly Road

Blue Bell, Pennsylvania 19422

(484) 567-7204

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of exchange on which registered
Common Stock, Par Value $0.01 Per Share	BV	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

BrightView Holdings, Inc. (the “Company”) reported today that on April 22, 2022 it completed the refinancing of its primary borrowing facilities by extending the maturities of such facilities to 2027 and 2029. A more complete description of the terms of such refinancing is set forth below and attached hereto as Exhibit 10.1

The Company, its wholly-owned subsidiary, BrightView Landscapes, LLC (the “Borrower”), the other credit parties party thereto, the lenders or other financial institutions or entities party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent (the “Agent”), entered into Amendment No. 6 to the Credit Agreement dated as of April 22, 2022 (the “Amendment Agreement”), which amends the Credit Agreement, dated as of December 18, 2013, by and among the Company, the Borrower and the lenders or other financial institutions or entities from time to time party thereto and the Agent (the “Existing Credit Agreement”). Under the terms of the Amendment Agreement, the Existing Credit Agreement was amended (as so amended, the “Amended Credit Agreement”) to provide for: (i) a $1,200 million seven-year term loan (the “Series B Term Loan”) and (ii) a $300.0 million five-year revolving credit facility (the “Revolving Credit Facility”).

The Series B Term Loan matures on April 22, 2029 and, at Borrower’s election, bears interest at a rate per annum of a secured overnight funding rate (“Term SOFR”) plus a margin of 3.25% or a base rate (“ABR”) plus a margin of 2.25%. The margin on the Series B Term Loan may be reduced by 0.25% if the first lien net leverage ratio is less than 3.20:1.00. The Company used the net proceeds from the Series B Term Loan to repay all amounts outstanding under the Company’s existing term loan.

The Revolving Credit Facility matures on April 22, 2027 and, at Borrower’s election, bears interest at a rate per annum of Term SOFR plus a margin ranging from 2.00 to 2.50% or ABR plus a margin ranging from 1.00 to 1.50%, with the margin on the Revolving Credit Facility determined based on the Company’s first lien net leverage ratio. Upon the closing of the Amendment Agreement, no amounts were outstanding under the Revolving Credit Facility.

The Agent, certain of the lenders and certain of their respective affiliates, have provided, and in the future may provide, financial, banking and related services to the Company. These parties have received, and in the future may receive, compensation from the Company for these services. Additionally, KKR Capital Markets LLC (“KCM”), an affiliate of the Company’s majority shareholder, KKR BrightView Aggregator L.P., provided services related to the Amended Credit Agreement for which KCM is entitled to receive compensation from the Company and has provided financial, banking and related services to the Company in the past and may in the future.

The foregoing description of the Amendment Agreement and the Amended Credit Agreement are qualified in their entirety by reference to the full text of the Amendment Agreement and the Amended Credit Agreement, which are filed as Exhibit 10.1 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

 (d) Exhibits. The following exhibits are filed herewith:

Exhibit Number	Description
10.1	Amendment No. 6 to Credit Agreement, including as Exhibit A thereto, the Amended Credit Agreement, dated as of April 22, 2022, by and among the Company, the Borrower and the lenders or other financial institutions or entities from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BrightView Holdings, Inc.

Date: April 22, 2022	By:	/s/ Jonathan M. Gottsegen
	Name:	Jonathan M. Gottsegen
	Title:	Executive Vice President, Chief Legal Officer and Corporate Secretary